LAW OFFICES OF JONATHAN D. STRUM
5638 Utah Avenue, NW – Washington DC 20015
Telephone: (202) 362-9027  –  Facsimile: (202) 362-9037
____________________________________
Email: jdstrum@jdstrumlaw.com

January 23, 2012

Board of Directors of Eco Planet Corp.
Elka Yaron
Aharon Shnitzer
93 S Jackson St, #34786
Seattle, WA 98104-2818
EMAIL:  info@eco-p.org

VIA ELECTRONIC TRANSMISSION

RE:      Eco Planet Corp.; Form S-1 Registration Statement

Gentlemen:

We refer to the above-captioned registration statement on Form S-1 ("Registration Statement") under the Securities Act of 1933, as amended ("Act"), filed by Eco Planet Corp., a Delaware corporation ("Company"), with the Securities and Exchange Commission.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such documents.

Based on our examination mentioned above, we are of the opinion that the securities being sold pursuant to the Registration Statement are duly authorized and will be, when issued in the manner described in the Registration Statement, legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under "Legal Matters" in the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,
/s/
Jonathan D. Strum